Exhibit 5.5
[Letterhead of NautaDutilh]

Postbus 1110
3000 BC Rotterdam	Rotterdam, 5 May, 2006
Weena 750
3014 DA Rotterdam
T +31 10 224 00 00
F +31 10 414 84 44

Case New Holland Inc.
CNH Global N.V.
Tower B, 10th Floor
World Trade Center, Amsterdam Airport
Schiphol Boulevard 217
1118 BH Amsterdam
The Netherlands
Ladies and Gentlemen,
Case New Holland Inc. offer to exchange U.S.$ 500,000,000 7.125 % Senior Notes due 2014 for U.S. $ 500,000,000 7.125 % Senior Notes due 2014.
We refer to the Registration Statement on Form F-4 (the “Registration Statement”) being filed by Case New Holland Inc., a Delaware corporation (the “Company”), CNH Global, N.V., a Netherlands public limited liability company (the “Parent”), and certain subsidiaries of the Parent named therein (together with the Parent, the “Guarantors”), including the subsidiary CNH Trade N.V. (together with the Parent, the “Dutch Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $500,000,000 principal amount of the Company’s 7.125% Senior Notes due 2014 (the “New Notes”), which are to be offered in exchange for an equivalent principal amount of presently outstanding 7.125% Senior Notes due 2014 (the “Old Notes”) all as more fully described in the Registration Statement. The Old Notes are, and th New Notes will be, guaranteed (the “Guarantees”) by the Guarantors. Old Notesthat are accepted in exchange for New Notes will be cancelled and retired.
The Old Notes were and the New Notes will be issued under the Indenture, dated
NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
ABN AMRO Bank 41.66.66.183; Fortis Bank 64.07.43.471; ING Bank 69.34.29.836; Postbank 274189; Account Name: Kwaliteitsrekening Notarissen Rotterdam NautaDutilh N.V.
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as of March 3, 2006 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank, N.A. as successor trustee (the “Trustee”).
We have examined and relied upon copies of the following documents:
(a)	the Registration Statement;

(b)	the Indenture;

(c)	the forms of Guarantees; and

(d)	Resolutions of the Board of Directors of each of the Dutch Guarantors.
In rendering the opinions expressed herein, we have exclusively reviewed and relied upon the above mentioned documents (collectively, the “Transaction Documents”).
This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Transaction Documents. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Transaction Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.
This opinion letter sets out our opinion on certain matters of Netherlands Law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today’s date.
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This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands Law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Rotterdam, the Netherlands.
In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	none of the Netherlands Guarantors has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), or (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surséance van betaling verleend) or (v) been made subject to similar insolvency proceedings in other jurisdictions. The Extracts and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office support this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

c.	each of the Transaction Documents has been duly authorized, executed and delivered by each party thereto other than the Netherlands Guarantors and constitutes legal, valid and binding agreement enforceable against such party in accordance with its terms under the laws to which it is expressed to be subject;

d.	the Resolutions are in full force and effect; and

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e.	the choice of New York law to govern the Transaction Documents is valid under such law and will be recognized and given effect to by the competent court of such jurisdiction.
Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:
1.	Each of the Dutch Guarantors has been duly incorporated and is validly existing under the laws of The Netherlands.

2.	Each of the Dutch Guarantors has the requisite power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3.	The Indenture has been duly authorized, executed and delivered by each of the Dutch Guarantors.

4.	The Guarantees have been duly authorized by each of the Dutch Guarantors.
The opinions expressed above are subject to the following qualifications:
A.	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Transaction Documents under the applicable law and the obligations of the parties to the Transaction Documents and we have made no investigation of such meaning and purport. Our review of the Transaction Documents and of any other documents subject or expressed to be subject to any law other than Netherlands Law has therefore been limited to the terms of such documents as they appear to us on their face.

B.	The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in it.

C.	Under Dutch law the performance of a due obligation prior to the bankruptcy of a debtor may be avoided if the creditor knew that a petition for the bankruptcy of the debtor had been filed or in certain circumstances where the performance of the obligation resulted from consultation between the debtor and the creditor with a view to create a preference over other creditors of the debtor.

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D.	Under Dutch law, a transaction with a creditor entered into voluntary is subject to avoidance if the debtor knew or should have known that the transaction would prejudice one or more of its other creditors. Such knowledge is assumed by law if the transaction has been entered into less than one year prior to the bankruptcy of the debtor. If the transaction is entered into for consideration, it may only be avoided if the creditor also knew or should have known that the transaction would prejudice the debtor’s other creditors. Knowledge of the creditor and the debtor that a transaction would prejudice other creditors of the debtor is presumed by law if such transaction has been entered into less than one year prior to the bankruptcy of the debtor or within one year before the date the claim for fraudulent conveyance is made, unless the transaction is entered into pursuant to an obligation existing prior to such one year period, if it is also established that one of the conditions referred to in article 2:46 of the Dutch Civil Code or, respectively, article 43 of the Dutch Bankruptcy Act is fulfilled. These conditions include, but are not limited to situations where (i) the value of the obligation of the debtor materially exceeds the value of the obligation of the creditor; (ii) the debtor pays or grant security for debts which are not yet due; (iii) an agreement is made or an obligation arises from one legal entity to another if a director of one of these legal entities is also a director of the other; or (iv) an agreement is made with a group company. The avoidance may only be invoked by a creditor whose recourse position is affected or by the receiver (“curator") in a bankruptcy of the debtor.

E.	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of such entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of such objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. We have no reason to believe that by entering into the Transaction Documents any of the Netherlands Guarantors would transgress the description of the objects contained in its Articles of Association. However, we cannot asses whether there are other relevant circumstances that must be taken into account, in particular

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whether the interests of the Netherlands Guarantors are served by entering into the Transaction Documents since this is a matter of fact.
F.	Without regard to any choice of law clause contained in the Transaction Documents, the Netherlands courts:
a.	in relation to the manner of performance and the steps to be taken in the event of defective performance, may have regard to the law of the country where performance of the agreement takes place;

b.	may apply rules of Netherlands Law in a situation where they are mandatory irrespective of the law otherwise applicable to the agreement;

c.	where they deem appropriate, may apply the mandatory rules of the law of another country with which the situation has a close connection, if and in so far as, under the law of the latter country, those rules must be applied whatever the law applicable to the agreement; and

d.	may refuse to apply a rule of law otherwise applicable to the agreement, if such application is manifestly incompatible with the public policy (“ordre public”) of the Netherlands.
G.	The term “enforceable in accordance with their terms” as used herein means that if any party to the Transaction Documents brings an action (een rechtsvordering instellen) against a Netherlands Company before a competent Netherlands Court seeking enforcement of the Transaction Documents, such court will provide some remedy subject to the terms of the Transaction Documents, the laws of the State of New York and other applicable law and with due observance of the provisions of the Netherlands Code of Civil Procedures.

H.	The enforceability of the obligations of the Netherlands Guarantors under the Transaction Documents against the Netherlands Guarantors in the Netherlands may be limited or affected by:
a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of Transactionor’s rights generally; and
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b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or Transactionors in other jurisdictions;

c.	claims based on tort (onrechtmatige daad); and

d.	sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.
J.	Netherlands courts may, notwithstanding any provision to the contrary in any of the Transaction Documents, assume jurisdiction if a plaintiff:
a.	seeks provisional measures in preliminary relief proceedings (kort geding) as provided for in Article 254 Netherlands Code of Civil Procedures et seq.;

b.	files a request for the levy of a pre-trial attachment (conservatoir beslag) as provided for in Article 700 Netherlands Code of Civil Procedures et seq.
K.	Payments exceeding EUR 50,000 by the Netherlands Guarantors to non-residents of the Netherlands must be reported by the Netherlands Guarantors to the Dutch Central Bank (De NederlanscheBank N.V.) in accordance with the External Financial Relations Act 1994 (Wet financiële betrekkingen buitenland 1994) and the regulations promulgated thereunder. Non-compliance by the Netherlands Guarantors with these reporting requirements does, however, in itself not adversely affect the enforceability of the obligations of the Netherlands Guarantors under the Transaction Documents in the Netherlands.

L.	As the United States and the Netherlands do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters, a final and conclusive judgment against any of the Netherlands Guarantors for a definite amount by a New York Court in an action arising out of or in connection with the Transaction Documents would not be directly enforceable in the Netherlands. However, if a party in whose favor a final judgment is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Dutch court the final judgment rendered in the United States. If the Dutch court finds that the jurisdiction

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of the New York Court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court should give binding effect to that final judgment unless it violates public policy in the Netherlands.
M.	It is uncertain under the laws of the Netherlands whether, upon the enforcement of a judgment for a sum of money expressed in foreign currency against assets of the debtor situated in the Netherlands, proceeds can be obtained in such foreign currency or whether proceeds can only be obtained in Netherlands’ currency which subsequently has to be converted into such foreign currency.

N.	It is uncertain whether the Dutch courts would enforce judgments that award punitive damages.

O.	It should be noted that it is uncertain whether service of process at the address of a process agent referred to in the Transaction Documents for legal proceedings in the Netherlands will be valid. Therefore, it is recommendable that, in the event of initiating legal proceedings in the Netherlands, service of process is also effected upon the defendants at their domicile or residence in the Netherlands.
This opinion is being delivered to you in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written authorization. Sidley Austin LLP may rely on this opinion with respect to matters governed by Dutch law for purposes of its opinion to you dated on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the rules and regulations of the Commission thereunder.

Yours faithfully,

NautaDutilh N.V.

For and on behalf of
NautaDutilh N.V.
Gijs J. Rooijens

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